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                                                                   Exhibit 10.30

                            Weekly Reader Corporation
                              One Rockefeller Plaza
                            New York, New York 10020

                                                     November 17, 1999

Ripplewood Holdings L.L.C.
One Rockefeller Plaza
32nd Floor
New York, New York  10020
ATTENTION:  Timothy C. Collins

Dear Sirs:

                  Weekly Reader Corporation, a Delaware corporation (the "Company"), hereby agrees with you as follows:

                  1. The Company hereby retains Ripplewood Holdings L.L.C., a Delaware limited liability company ("Ripplewood"), to provide management consulting and financial advisory services commencing on the date hereof. Among the specific services the Company has asked Ripplewood to perform are: (1) assisting in the raising of additional debt and equity capital from time to time for the Company; (2) identifying qualified individuals to serve as members of the Board of Directors of the Company; (3) pursuing strategic alliances with companies to help ensure the Company's growth and strength; (4) assisting the Company in its long-term strategic planning generally; and (5) providing such other management consulting and financial advisory services as the Company may reasonably request.

                  2. In consideration of providing the foregoing services, beginning in the first calendar quarter of 2001, the Company agrees to pay to Ripplewood a fee of $200,000 per quarter, payable quarterly in arrears. The Company also agrees to reimburse Ripplewood promptly for Ripplewood's reasonable out-of-pocket costs and expenses incurred in connection with the performance of Ripplewood's services hereunder.

                  3. (a) The Company agrees to indemnify, defend and hold harmless Ripplewood and its affiliates and each of their respective directors, stockholders, advisory directors, officers, members, employees and agents (each of Ripplewood and such affiliates, directors, stockholders, advisory directors, officers, members, employees, and agents


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being herein referred to as an "Indemnitee") from and against all claims, obligations, liabilities, causes of action, actions, suits, proceedings, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and reasonable fees and disbursements of attorneys, accountants and investment bankers) (collectively, "Obligations") in any way resulting from, arising out of, based upon or relating to the performance by Ripplewood of management consulting and financial advisory services to the Company pursuant to this agreement, except to the extent any such Obligation results from the gross negligence or wilful misconduct by Ripplewood or such other Indemnitee.

                  (b) If for any reason the indemnity provided for in Section 3(a) is unavailable or is insufficient to hold harmless any Indemnitee from any of the Obligations covered by such indemnity, then the Company agrees to contribute to the amount paid or payable by such Indemnitee as a result of such Obligation in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and such Indemnitee, on the other, in connection with the state of facts giving rise to such Obligation and if required by applicable law, any other relevant equitable considerations.

                  (c) For purposes of Section 3(b), the relative fault of the Company, on the one hand, and of the Indemnitee, on the other, shall be determined by reference to, among other things, their respective relative intent, knowledge, access to information and opportunity to correct the state of facts giving rise to such Obligation. The parties hereto acknowledge and agree that it would not be just and equitable if contributions pursuant to Section 3(b) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in such Section.

                  (d) Whenever any Indemnitee shall have received a notice of any claim or the commencement of any action against such Indemnitee involving any Obligation with respect to which such Indemnitee may be entitled to be defended and indemnified by the Company under this agreement (a "Claim"), Ripplewood (acting on behalf of itself or any such Indemnitee other than itself) shall notify the Company in writing of the Claim (the "Notice of Claim") with reasonable promptness after Ripplewood has been notified of such Claim by such Indemnitee or a third party. The failure of Ripplewood to give such Notice of Claim shall not relieve the Company of its indemnification obligations under this agreement except to the extent that the Company is


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materially prejudiced as a result of the failure to give such Notice of Claim in a timely manner. The Company shall, at its expense, undertake the defense of such Claim with attorneys selected by it; PROVIDED that such counsel is reasonably satisfactory to Ripplewood. Ripplewood may participate in such defense and employ its own counsel, but the fees and expenses of such counsel shall be at the expense of Ripplewood; PROVIDED that the fees and expenses of counsel will be at the expense of the Company if (i) the employment of counsel by Ripplewood has been authorized by the Company, (ii) Ripplewood has reasonably concluded (based on advice of counsel to Ripplewood) that there may be legal defenses available to it or any other Indemnitee that are different from or in addition to those available to the Company or (iii) Ripplewood has been advised by its counsel that there may be a conflict of interest between the Company and Ripplewood or any other Indemnitee in the conduct of the defense, or certain aspects of the defense, of such Claim (in which case the Company shall not have the right to direct the defense of such action with respect to those matters or aspects of the defense on which a conflict exists or may exist on behalf of Ripplewood or any other Indemnitee). It is understood that the Company shall not, in connection with any proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys at any one time for Ripplewood. In the event that the Company fails to undertake the defense of a Claim within a reasonable time after Ripplewood has given the Notice of Claim, Ripplewood may, at the expense of the Company and after giving notice to the Company of such action, undertake the defense of the Claim and compromise or settle the Claim, all for the account of and at the risk of the Company. In the case of a Claim against an Indemnitee other than Ripplewood, in the event that neither the Company nor Ripplewood undertakes the defense of such Claim within a reasonable time as provided above, such Indemnitee may, at the expense of the Company and after giving notice to the Company and Ripplewood of such action, undertake the defense of such Claim and compromise or settle such Claim, all for the account of and at the risk of the Company. In the defense of any Claim, the Company shall not, except with the consent of Ripplewood, consent to the entry of any judgment or enter into any settlement unless such judgment or settlement obligates the Company to pay the full amount of the liability in connection with such Claim, releases Ripplewood and each other Indemnitee completely in connection with such Claim and would not otherwise adversely affect Ripplewood or each other Indemnitee. Ripplewood and each other Indemnitee seeking indemnification hereunder shall cooperate with the Company, so long as the Company is conducting the defense of the Claim, in the preparation for


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and the prosecution of the defense of such Claim. Such cooperation shall include the retention and (upon the Company's reasonable request) the provision to the Company of records and information that are reasonably relevant to such Claim and making employees of Ripplewood or such Indemnitee, as the case may be, available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The cost of any such cooperation by Ripplewood or any other Indemnitee, to the extent such costs have been pre-approved by the Company, shall be paid by the Company.

                  (e) Each Indemnitee shall notify the Company in writing of the amount of any Claim actually paid by such Indemnitee (the "Notice of Payment"). The amount of any Claim actually paid by such Indemnitee shall bear simple interest at the rate equal to the prime rate most recently set forth in The Wall Street Journal as of the date of such payment from the date the Company receives the Notice of Payment to the date on which the Company shall repay the amount of such Claim plus interest to such Indemnitee.

                  (f) The rights of each Indemnitee to be indemnified under any other agreement, document, certificate or instrument or applicable law are independent of and in addition to any rights of such Indemnitee to be indemnified under this agreement. The rights of each Indemnitee and the obligations of the Company hereunder shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnitee. The Company shall implement and maintain in full force and effect any and all provisions in its certificate of incorporation and by-laws that may be necessary or appropriate to enable it to carry out its obligations hereunder to the fullest extent permitted by the Delaware General Corporation Law.

                  4. (a) This agreement may be terminated by Ripplewood upon 5 days' prior written notice to the Company.

                  (b) The provisions of this agreement, except for the provisions of Section 1 and Section 2, shall survive any termination of this agreement.

                  (c) Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Company, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, the Company under this agreement with the same effect as if such successor corporation had been a party hereto. No such consolidation,


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merger or conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of terminating this agreement or of releasing the Company or any such successor corporation from its obligations hereunder.

                  (d) Upon any termination of this agreement, any accrued and unpaid installment of the fee or portion thereof payable pursuant to Section 2 (pro rated, with respect to the quarter in which such termination occurs, for the portion of such quarter that precedes such termination), and any unpaid and unreimbursed expenses that shall have been incurred prior to such termination (whether or not such expenses shall then have become payable), shall be immediately paid or reimbursed, as the case may be, by the Company. In the event of the liquidation of the Company, all amounts due Ripplewood hereunder shall be paid to Ripplewood before any liquidating distributions or similar payments are made to stockholders of the Company.

                  5. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of overnight courier service), as follows:

         (i)      if to the Company, to it at:

                           Weekly Reader Corporation
                           One Rockefeller Plaza
                           New York, NY l0020
                           Attention:  Martin Kenney

                           Telefax: 212-582-4110

         (ii)     if to Ripplewood, to it at:

                           One Rockefeller Plaza
                           32nd Floor
                           New York, New York 10020
                           Attention: Timothy C. Collins
                                      Charles L. Laurey
                           Telefax:    212-582-4110

                  With a copy to:


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                           Cravath, Swaine & Moore
                           825 Eighth Avenue
                           New York, New York 10019
                           Attention:  Peter S. Wilson, Esq.
                           Telephone:  (212) 474-1767
                           Telefax:    (212) 765-0978

or to such other address or such other person as the Company or Ripplewood, as the case may be, shall have designated by notice to the other party hereto.

                  6. This agreement shall be binding upon and inure to the benefit of each party hereto and its successors and permitted assigns, and each other Indemnitee, but neither this agreement nor any right, interest or obligation hereunder shall be assigned by the Company without the prior written consent of Ripplewood. This agreement is not intended to confer any right or remedy hereunder upon any person other than each of the parties hereto and their respective successors and permitted assigns and each other Indemnitee. This agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties hereto. Any waiver of any term or provision hereof must be in writing and signed by the party entitled to the benefits of such term or provision, and no waiver of a failure to observe any term or provision hereof shall operate as a waiver of any subsequent failure to observe any term or provision hereof unless such waiver expressly so provides. This agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.


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                  If you are in agreement with the foregoing, kindly so indicate by signing a counterpart of this letter whereupon it shall become a binding agreement between us.

                                             Very truly yours,

                                             WEEKLY READER CORPORATION,

                                             by /s/ Charles Laurey
                                               ---------------------------------
                                               Name: Charles Laurey
                                               Title: Secretary

Agreed and Accepted
as of November 17, 1999

RIPPLEWOOD HOLDINGS L.L.C.,

by  /s/ Robert Lynch
  ---------------------------------
  Name: Robert Lynch
  Title: Treasurer